As filed with the Securities and Exchange Commission on October 1, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF l934

Wright Medical Group N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	98-0509600
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands	None
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Contingent Value Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-185601

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

As filed with the Securities and Exchange Commission on October 1, 2015

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On October 1, 2015, Tornier N.V. (“Tornier”) and Wright Medical Group, Inc. (“Wright”) completed their previously announced merger pursuant to the Agreement and Plan of Merger, dated as of October 27, 2014 (the “Merger Agreement”), by and among the Tornier, Wright, Trooper Holdings Inc. and Trooper Merger Sub Inc. The Merger Agreement provided for the merger of Trooper Merger Sub Inc. with and into Wright, with Wright continuing as the surviving corporation and a wholly-owed indirect subsidiary of Tornier (the “Merger”). Following the Merger, Tornier changed its name to Wright Medical Group N.V. (the “Combined Company”).

Upon completion of the Merger, the Combined Company assumed the Contingent Value Rights issued by Wright pursuant to a Contingent Value Rights Agreement, dated as of March 1, 2013, by and between Wright and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”). The Contingent Value Rights were assumed pursuant to an Assignment and Assumption Agreement, dated as of October 1, 2015, by and between Wright, the Tornier and the Trustee. The Assignment and Assumption Agreement is filed as Exhibit 4.2 hereto and incorporated by reference herein.

The description of the Contingent Value Rights included under the caption “Description of the CVRs” in the prospectus filed by Wright, which constitutes a part of the Registration Statement on Form S-4 (Registration No. 333-185601), filed by Wright with the Securities and Exchange Commission on December 21, 2012 pursuant to the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.	Exhibits.

4.1	Contingent Value Rights Agreement, dated as of March 1, 2013, by and between Wright Medical Group, Inc. and American Stock Transfer & Trust Company, LLC, as trustee, which includes the Form of CVR Certificate as Annex A (incorporated by reference to Wright Medical Group Inc.’s Registration Statement on Form 8-A, Registration No. 001-35823, filed by Wright Medical Group, Inc. on March 1, 2013).

4.2	Assignment and Assumption Agreement, dated as of October 1, 2015, by and between Wright Medical Group N.V., Wright Medical Group, Inc. and American Stock Transfer & Trust Company, LLC, as trustee (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 1, 2015	WRIGHT MEDICAL GROUP N.V.

(Registrant)

	By:	/s/ Robert J. Palmisano
	Name:	Robert J. Palmisano
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Contingent Value Rights Agreement, dated as of March 1, 2013, by and between Wright Medical Group, Inc. and American Stock Transfer & Trust Company, LLC, as trustee, which includes the Form of CVR Certificate as Annex A (incorporated by reference to Wright Medical Group Inc.’s Registration Statement on Form 8-A, Registration No. 001-35823, filed by Wright Medical Group Inc. on March 1, 2013).

4.2	Assignment and Assumption Agreement, dated as of October 1, 2015, by and between Tornier N.V., Wright Medical Group, Inc. and American Stock Transfer & Trust Company, LLC, as trustee (filed herewith).